As filed with the Securities and Exchange Commission on June 12, 2003

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________________________________

JONES APPAREL GROUP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	06-0935166 (I.R.S. Employer Identification No.)

250 Rittenhouse Circle
Bristol, Pennsylvania 19007
(215) 785-4000
(Address of Principal Executive Offices)

_______________________________________________________

Employment Agreement between Jones Apparel Group, Inc. and Mel Geliebter dated as of July 9, 2002

Employment Agreement between R.S.V. Sport, Inc. and Susan Geliebter dated July 9, 2002

Employment Agreement between R.S.V. Sport, Inc. and Spencer Rosenheck dated July 9, 2002

Employment Agreement between R.S.V. Sport, Inc. and Albert Schami dated July 9, 2002

Employment Agreement between Jones International Limited and Samuel Tang Wen Liang dated September 6, 2002

(Full Title of Plans)

IRA M. DANSKY, ESQ.
Executive Vice President, General Counsel and Secretary
Jones Apparel Group, Inc.
1411 Broadway
New York, New York 10018
(Name and address of agent for service)

_____________________

(212) 536-9526
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $.01 par value	325,000	$27.845	$9,049,625	$732.11

(1)	This Registration Statement also covers additional shares of Common Stock which may become issuable under the Employment Agreements listed above as a result of any stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration which result in an increase in the number of the registrant's outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457. The proposed maximum aggregate offering price is based upon the average of the high and low sales prices for the Common Stock of $27.845 on June 9, 2003.

Page 1 of 10 Pages
Exhibit Index appears on Page II-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

    All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

    All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

    The following documents which have been filed by the registrant with the SEC are incorporated in this Registration Statement by reference:

  The registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 25, 2003.

  All other reports filed by the registrant under Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2002.

  The description of the registrant's Common Stock contained in the registrant's Registration Statement on Form 8-A filed on April 19, 1991 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of amending such description.

    In addition, all reports and documents filed by the registrant under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the filing date of each such document.

Item 4. Description of Securities

    Not Applicable.

Item 5. Interests of Named Experts and Counsel

    Not Applicable.

Item 6. Indemnification of Directors and Officers

    Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters. Section 1741 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

    Section 1742 provides that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation. Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

    Section 1743 provides that to the extent that a representative of a corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 or 1742 or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

    Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and the determination will be made by (i) the board of directors by a majority vote of a quorum of directors who were not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

    Section 1745 provides that expenses incurred by a representative in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the person to repay the amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

    Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

    Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any representative against any liability incurred by him or her in his or her capacity as a representative, whether or not the corporation would have the power to indemnify him against the liability under Subchapter 17D of the BCL.

    Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

    Section 1750 provides that the indemnification and advancement of expense provided by, or granted pursuant to, Subchapter 17D of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

    Section 8.1 of the Amended and Restated By-laws of Jones Apparel Group, Inc. ("By-laws") provides that a Director shall not be personally liable for monetary damages for any action taken or any failure to take any action other than as expressly provided in 42 Pa.C.S. Section 8364. 15 Pa.C.S Section 1713 (the successor provision to 42 Pa.C.S. Section 8364) states that, subject to certain exceptions, if a bylaw adopted by the shareholders of a corporation so provides, a director shall not be personally liable for monetary damages for any action taken unless he has breached or failed to perform the duties of his office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

    Section 8.2 of the By-laws provide that the registrant shall indemnify each officer and director to the full extent permitted by the BCL and other present or future provisions of Pennsylvania law and shall pay and advance expenses for any matters covered by such indemnification.

    The registrant has in effect insurance policies in the amount of $45 million for general officers' and directors' liability and $15 million for fiduciary liability insurance covering all of the registrant's directors and officers in certain instances where by law they may not be indemnified by the registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    Not Applicable.

ITEM 8. EXHIBITS.

    See Exhibit Index at page II-8.

ITEM 9. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus are required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, Commonwealth of Pennsylvania, on June 12, 2003.

JONES APPAREL GROUP, INC. By: /s/ Wesley R. Card Name: Wesley R. Card Title: Chief Operating and Financial Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ira M. Dansky, Wesley R. Card and Patrick M. Farrell, and each of them, his true and lawful attorneys-in-fact and agent with full power of substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Peter Boneparth Peter Boneparth	President, Chief Executive Officer and Director	June 12, 2003
/s/ Sidney Kimmel Sidney Kimmel	Chairman and Director	June 12, 2003
/s/ Wesley R. Card Wesley R. Card	Chief Operating and Financial Officer (Principal Financial Officer)	June 12, 2003

/s/ Patrick M. Farrell Patrick M. Farrell	Senior Vice President and Corporate Controller (Principal Accounting Officer)	June 12, 2003
/s/ Geraldine Stutz Geraldine Stutz	Director	June 12, 2003
/s/ Howard Gittis Howard Gittis	Director	June 12, 2003
/s/ Anthony F. Scarpa Anthony F. Scarpa	Director	June 12, 2003
/s/ Matthew H. Kamens Matthew H. Kamens	Director	June 12, 2003
/s/ Michael L. Tarnopol Michael L. Tarnopol	Director	June 12, 2003
J. Robert Kerrey	Director	_________

EXHIBIT INDEX

Exhibit Number	Description
4.1	Provisions of the Amended and Restated Articles of Incorporation that define the rights of security holders of Jones Apparel Group, Inc. (incorporated by reference to Jones Apparel Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

4.2	Provisions of the Amended and Restated By-laws of Jones Apparel Group, Inc. that define the rights of security holders of Jones Apparel Group, Inc. (incorporated by reference to Jones Apparel Group, Inc.'s Quarterly Report on Form 10-Q for the six months ended July 6, 2002).

5.1*	Opinion of Ira M. Dansky, General Counsel of Jones Apparel Group, Inc., regarding the legality of the securities being registered.
23.1	Consent of Ira M. Dansky, Esq. (included as part of Exhibit 5.1 to this Registration Statement).
23.2*	Consent of BDO Seidman, LLP.
24.1	Power of Attorney (included on the signature page of this Registration Statement).

________________

*Filed herewith.